From: Mark L Walton, CPA
Sent: Thursday, June 07, 2007 12:15pm
To; Fred England
Subject: Walton Group LLC Consent

Fred:

Please accept this email as a consent to include our auditors report and related financial statements of Summit Amusement and Distributing, Ltd. as of and for the year ended December 31, 2006 (dated February 23, 2007) as an attachment to your Form 8K.